Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2022, relating to the financial statements and financial highlights of Innovator IBD® 50 ETF, Innovator IBD® Breakout Opportunities ETF, Innovator Laddered Allocation Buffer ETF™, Innovator Laddered Allocation Power Buffer ETF™, Innovator Loup Frontier Tech ETF, and Innovator S&P Investment Grade Preferred ETF, each a series of Innovator ETFs Trust, for the year ended October 31, 2022, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 27, 2023